EXHIBIT 1.1.1

Amendment to UNDERWRITING AGREEMENT

AMENDMENT dated as of August 14, 2012 (this “Amendment”), between Australia Acquisition Corp., a Cayman Islands corporation (the “Company”), and The PrinceRidge Group LLC (as successor to Cohen & Company Capital Markets, LLC) (“PrinceRidge”), as Representative (the “Representative”).

WITNESSETH

WHEREAS, the Company and the Representative previously entered into the Underwriting Agreement, dated as of November 15, 2010 (the “Underwriting Agreement”; capitalized terms used without definition herein shall have the meanings assigned to them in the Underwriting Agreement), pursuant to which the Company issued securities in its initial public offering;

WHEREAS, Section 7.5 of the Underwriting Agreement provided that the Company would comply with Articles (155) through (165) of its Memorandum and Articles of Association, as amended in connection with the consummation of a Business Transaction or the failure to consummate a Business Transaction within twenty one (21) months from the date of the Prospectus;

WHEREAS, pursuant to a letter agreement dated June 14, 2011 and amended July 11, 2012 between the Company and PrinceRidge pursuant to which PrinceRidge agreed to provide special financial advisory services in connection with a potential business transaction (the “Arrangement”), the Representative waived its rights to receive the Deferred Discount (which was payable exclusively to the Representative and not to any other Underwriter), so that the Representative is not entitled to receive monies from the Trust Account at closing of the Business Transaction and the Deferred Discount will be payable to (a) the Company or a designee thereof at closing of the Business Transaction or (b) the Company’s shareholders as described in the Trust Agreement if the Business Transaction is not consummated and the Trust Account is liquidated as provided for herein;

WHEREAS, the parties wish to amend Section 7.5 of the Underwriting Agreement to reflect a three-month extension of the deadline for consummation of the Business Transaction, and to make other changes set forth herein.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.            Amendments.

a.            Deferred Portion of Underwriters’ Discount. Consistent with the terms of the Arrangement, the parties acknowledge that the Deferred Discount is no longer payable.  Thus, the second sentence of Section 1.1.3 of the Underwriting Agreement is hereby amended and restated to provide as follows:

“If the Company (a) consummates the Business Transaction, the Deferred Discount shall be distributed to the Company or its designee, or (b) is unable to consummate the Business Transaction and Continental Stock Transfer & Trust Company, the trustee of the Trust Account, commences liquidation of the Trust Account as provided in the Trust Agreement, the Representative acknowledges and agrees that: (i) it has forfeited any rights or claims to the Deferred Discount that was payable exclusively to it; and (ii) the Deferred Discount, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the Public Shareholders.”

b.           Deferred Discount, Right of First Refusal. Consistent with the terms of the Arrangement, Section 3.20.1 of the Underwriting Agreement is hereby deleted and of no further force and effect. The parties hereto acknowledge that the Company and PrinceRidge previously agreed pursuant to the Arrangement that Section 3.20.2 of the Underwriting Agreement was deleted and of no further force and effect.

c.           Extension. Section 7.5 of the Underwriting Agreement is hereby amended and restated in its entirety so as to read as follows:

“7.5           Acquisition/Liquidation Procedure.  The Company agrees that it will comply with Articles (155) through (165) of its Memorandum and Articles of Association, as amended in connection with the consummation of a Business Transaction or the failure to consummate a Business Transaction within twenty four (24) months from the date of the Prospectus.”

d.            Address for Notices. Section 10.1 of the Underwriting Agreement is hereby amended and restated in its entirety so as to read as follows:

“10.1           Notices.  All communications hereunder, except as herein otherwise specifically provided, shall be in writing and shall be mailed, delivered by hand or reputable overnight courier or delivered by facsimile transmission (with printed confirmation of receipt) and confirmed and shall be deemed given when so mailed, delivered or faxed or if mailed, two days after such mailing.

If to the Representative:

The PrinceRidge Group LLC

1633 Broadway, 28th Floor

New York, NY 10019

Attn: General Counsel

Facsimile: (646) 792-5610

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Copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022-4689

Attn: Floyd I. Wittlin, Esq.

Facsimile: (212) 752-5378

If to the Company:

Australia Acquisition Corp.

Level 9 Podium, 530 Collins Street

Melbourne VIC 3000 Australia

Attn: Chief Executive Officer

Facsimile:   +61 3 9012 7475

Copy to:

M. Ridgway Barker, Esq.

Kelley Drye & Warren LLP

400 Atlantic St.

Stamford, CT06901

Facsimile: (203) 327-2669

e.            References. References in the Underwriting Agreement to the Insider Letters shall hereinafter be deemed to be references to such documents as amended pursuant to the amendments thereto dated as of August 9, 2012 and as further amended from time to time. References in the Underwriting Agreement to the Subscription Agreements and the Investment Management Trust Agreement shall hereinafter be deemed to be references to such documents as amended pursuant to the respective amendments dated as of the date hereof and as further amended from time to time.

2.             Full Force and Effect. Except as expressly amended hereby, each provision of the Underwriting Agreement shall remain in full force and effect.

3.             Miscellaneous.

a.           Governing Law, Jurisdiction. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Amendment shall be brought and enforced in the Supreme Court, County of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 10.1 of the Underwriting Agreement as amended by Section 1(d) of this Amendment. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company agrees that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

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b.           Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

c.           Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.  Delivery of a signed counterpart of this Amendment by facsimile or email/PDF transmission shall constitute valid and sufficient delivery thereof.

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In WITNESS Whereof, the parties have caused this Amendment to Underwriting Agreement to be executed and delivered as of the date first above written.

AUSTRALIA ACQUISITION CORP.

By:.	/s/ Peter Ziegler
Name: Peter Ziegler
Title: Chairman and Chief Executive Officer

The PrinceRidge Group LLC
(as successor to Cohen & Company Capital Markets, LLC)

By:.	/s/ Jeff Silberman
Name: Jeff Silberman
Title: General Counsel

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